Press Release	FOR FURTHER INFORMATION: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com

PHOTRONICS REPORTS FIRST QUARTER FISCAL 2014 RESULTS

  Quarterly sales of $101.5 million; meets revised guidance of $101.5 million

  Non-GAAP net income of $2.4 million

  Non-GAAP EPS of $0.04; within revised guidance of $0.03 - $0.04

  Quarterly high-end IC sales increase 7% sequentially to $16.6 million

  EBITDA of $25.7 million

  Net Cash of $18.8 million

BROOKFIELD, Connecticut February 18, 2014 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for the fiscal 2014 first quarter ended February 2, 2014.

Constantine (“Deno”) Macricostas, Photronics' chairman and chief executive officer commented, “We met our revised guidance for the first quarter, reporting $101.5 million in sales and $0.04 in non-GAAP EPS. As we discussed previously, first-quarter semiconductor revenue, which is traditionally soft due to customer seasonal shutdowns, was affected by a slower-than-expected post-holiday recovery at our mainstream business in the U.S. and Europe, the absence of an expected pre-Lunar New Year pull-in in Taiwan, and a delayed ramp in our high-end memory. Flat panel display (FPD) photomask sales in the first quarter were stable and had volume similar to last year. Our Korean IC business rebounded positively both sequentially and compared with a year ago.”

“We are well positioned to capitalize on high-end opportunities and deliver increased revenue and profitability as the market turns in our favor. We have a significant technology advantage, our financial position is solid and we are strengthening our strategic customer relationships,” concluded Macricostas.

Sales for the first quarter of fiscal 2014 were $101.5 million, an increase of 2% compared with $99.8 million for the first quarter of fiscal 2013. Sales of semiconductor photomasks were $76.2 million, or 75% of revenues, during the first quarter of fiscal 2014, and sales of flat panel display (FPD) photomasks were $25.3 million, or 25% of revenues.

GAAP net income attributable to Photronics, Inc. for the first quarter of fiscal 2014 was $2.0 million, or $0.03 per diluted share, compared with GAAP net income attributable to Photronics, Inc. of $2.3 million, or $0.04 per diluted share, for the first quarter of fiscal 2013. Non-GAAP net income attributable to Photronics, Inc. shareholders for the first quarter of fiscal 2014, which excludes pending joint venture transaction expenses of $0.4 million, was $2.4 million, or $0.04 per diluted share.

The section below entitled "Non-GAAP Financial Measures" provides a definition and information about the use of non-GAAP financial measures in this press release, and the attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

Non-GAAP Financial Measures

Non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are "non-GAAP financial measures," as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.'s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.'s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are not intended to represent funds available for Photronics, Inc.'s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following item:

  Transaction expenses in the first quarter of fiscal 2014 related to the pending joint venture are excluded because they are not a part of ongoing operations.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, February 19, 2014. The live dial-in number is (408) 774-4601. The call can also be accessed by logging onto Photronics' web site at www.photronics.com. The call will be archived for instant replay access until the Company reports its fiscal 2014 second quarter results.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

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